EXHIBIT 21

GILMAN + CIOCIA, INC. SUBSIDIARIES

NAME                                                 STATE OF INCORPORATION                      OWNERSHIP
Asset & Financial Planning, Inc.                     New York                                    100%
GC Capital Corp.                                     Delaware                                    100%
Prime Capital Services, Inc.                         New York                                    100%
Prime Financial Services, Inc.                       Delaware                                    100%


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